EXHIBIT 21


                           LIST OF SUBSIDIARIES OF
                            BOUNDLESS CORPORATION


I. Boundless Acquisition Corp. (a Delaware corporation), a non-operating subsidiary of Boundless Corporation.

     Boundless Technologies, Inc. (a Delaware corporation), a subsidiary of Boundless Acquisition Corp.

     Boundless Technologies International, B.V. (a Netherlands corporation), a subsidiary of Boundless Technologies, Inc.

II. Boundless Manufacturing Services, Inc. (a Delaware corporation), a subsidiary of Boundless Corporation.

III. Merinta Inc. (a Delaware corporation), a subsidiary of Boundless
     Corporation.